CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-225943) relating to common shares to be offered under the 2017 Equity Incentive Plan of Loop Industries Inc. of our report dated May 30, 2017, except Notes 8 and 13 which are dated as of January 12, 2018, relating to the consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for Loop Industries Inc. for the year ended February 28, 2017, which appears in Loop Industries Inc.'s Annual Reports on Form 10-K for the years ended February 28, 2018 and 2019.

Weinberg & Company

Weinberg & Company, P.A.
Los Angeles, California
August 2, 2019